    Exhibit 99.1
Uber Announces Results for First Quarter 2024

Trips grew 21% year-over-year; MAPCs and monthly trips per MAPC grew 15% and 6% year-over-year, respectively
Gross Bookings grew 20% year-over-year and 21% year-over-year on a constant currency basis
Income from operations of $172 million; Adjusted EBITDA of $1.4 billion, up 82% year-over-year
Operating cash flow of $1.4 billion; Free cash flow of $1.4 billion

SAN FRANCISCO – May 8, 2024 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended March 31, 2024.

“Our results this quarter once again demonstrate our ability to deliver consistent, profitable growth at scale,” said Dara Khosrowshahi, CEO. “More than 7 million people now choose to earn flexibly on Uber every month, with driver earnings of $16.6 billion continuing to grow faster than our topline.”

“Our multi-year growth framework is on track, with audience up 15% and frequency up 6% in Q1,” said Prashanth Mahendra-Rajah, CFO. “We reached a new quarterly record for Adjusted EBITDA, which grew 82% YoY, and we generated free cash flow of $4.2 billion over the trailing twelve months.”

Financial Highlights for First Quarter 2024
•Gross Bookings grew 20% year-over-year (“YoY”) to $37.7 billion, or 21% on a constant currency basis, with Mobility Gross Bookings of $18.7 billion (+25% YoY or +26% YoY constant currency) and Delivery Gross Bookings of $17.7 billion (+18% YoY or +17% YoY constant currency). Trips during the quarter grew 21% YoY to 2.6 billion, or approximately 28 million trips per day on average.
•Revenue grew 15% YoY to $10.1 billion, or 15% on a constant currency basis. Combined Mobility and Delivery revenue grew 19% YoY to $8.8 billion, or 19% on a constant currency basis. Business model changes negatively impacted total revenue YoY growth by 8 percentage points.
•Income from operations was $172 million, up $434 million YoY and down $480 million quarter-over-quarter (“QoQ”).
•Net loss attributable to Uber Technologies, Inc. was $654 million, which includes a $721 million net headwind (pre-tax) due to net unrealized losses related to the revaluation of Uber’s equity investments.
•Adjusted EBITDA of $1.4 billion, up 82% YoY. Adjusted EBITDA margin as a percentage of Gross Bookings was 3.7%, up from 2.4% in Q1 2023.
•Net cash provided by operating activities was $1.4 billion and free cash flow, defined as net cash flows from operating activities less capital expenditures, was $1.4 billion.
•Unrestricted cash, cash equivalents, and short-term investments were $5.8 billion at the end of the first quarter.
Outlook for Q2 2024
For Q2 2024, we anticipate:
•Gross Bookings of $38.75 billion to $40.25 billion, which represents 18% to 23% YoY growth on a constant currency basis.
◦Our outlook assumes a roughly 3 percentage point currency headwind to total reported YoY growth, including a roughly 5 percentage point currency headwind to Mobility’s reported YoY growth.
•Adjusted EBITDA of $1.45 billion to $1.53 billion, which represents 58% to 67% YoY growth.

Financial and Operational Highlights for First Quarter 2024

	Three Months Ended March 31,
(In millions, except percentages)	2023	2024	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	130	149	15%
Trips	2,124	2,572	21%
Gross Bookings	$31,408	$37,651	20%	21%
Revenue	$8,823	$10,131	15%	15%
Income (loss) from operations	$(262)	$172	**
Net loss attributable to Uber Technologies, Inc. (2)	$(157)	$(654)	**
Adjusted EBITDA (1)	$761	$1,382	82%
Net cash provided by operating activities	$606	$1,416	134%
Free cash flow (1)	$549	$1,359	148%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Q1 2023 net loss includes a $320 million net benefit (pre-tax) from revaluations of Uber’s equity investments. Q1 2024 net loss includes a $721 million net headwind (pre-tax) from revaluations of Uber’s equity investments.
** Percentage not meaningful.

Results by Offering and Segment
Gross Bookings

	Three Months Ended March 31,
(In millions, except percentages)	2023	2024	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$14,981	$18,670	25%	26%
Delivery	15,026	17,699	18%	17%
Freight	1,401	1,282	(8)%	(9)%
Total	$31,408	$37,651	20%	21%

Revenue

	Three Months Ended March 31,
(In millions, except percentages)	2023	2024	% Change	% Change (Constant Currency)

Revenue:
Mobility (1)	$4,330	$5,633	30%	29%
Delivery (2)	3,093	3,214	4%	4%
Freight	1,400	1,284	(8)%	(8)%
Total (3)	$8,823	$10,131	15%	15%
(1) Mobility Revenue in Q1 2024 was negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by $328 million. These changes negatively impacted Mobility revenue YoY growth by 8 percentage points.
(2) Delivery Revenue in Q1 2024 was negatively impacted by business model changes that classified certain sales and marketing costs as contra revenue by $414 million. These changes negatively impacted Delivery revenue YoY growth by 13 percentage points.

(3) Total revenue in Q1 2024 was negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by $742 million. These changes negatively impacted total revenue YoY growth by 8 percentage points.

Revenue Margin

	Three Months Ended March 31,
	2023	2024

Mobility (1)	28.9%	30.2%
Delivery (2)	20.6%	18.2%
(1) Mobility Revenue Margin in Q1 2024 was negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by 180 bps.
(2) Delivery Revenue Margin in Q1 2024 was negatively impacted by business model changes that classified certain sales and marketing costs as contra revenue by 230 bps.

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended March 31,
(In millions, except percentages)	2023	2024	% Change

Segment Adjusted EBITDA:
Mobility	$1,060	$1,479	40%
Delivery	288	528	83%
Freight	(23)	(21)	9%
Corporate G&A and Platform R&D (1)	(564)	(604)	(7)%
Adjusted EBITDA (2)	$761	$1,382	82%
(1) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(2) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.

Financial Highlights for the First Quarter 2024 (continued)
Mobility
•Gross Bookings of $18.7 billion: Mobility Gross Bookings grew 25% YoY and declined 3% QoQ.
•Revenue of $5.6 billion: Mobility Revenue grew 30% YoY and 2% QoQ. The YoY increase was primarily attributable to an increase in Mobility Gross Bookings due to an increase in Trip volumes. Mobility Revenue Margin of 30.2% increased 130 bps YoY and 150 bps QoQ. Business model changes negatively impacted Mobility Revenue Margin by 180 bps in Q1 2024.
•Adjusted EBITDA of $1.5 billion: Mobility Adjusted EBITDA increased 40% YoY, and Mobility Adjusted EBITDA margin was 7.9% of Gross Bookings compared to 7.1% in Q1 2023 and 7.5% in Q4 2023. Mobility Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volume.
Delivery
•Gross Bookings of $17.7 billion: Delivery Gross Bookings grew 18% YoY and 4% QoQ.
•Revenue of $3.2 billion: Delivery Revenue grew 4% YoY and 3% QoQ. Delivery Revenue Margin of 18.2% decreased 240 bps YoY and 10 bps QoQ. Business model changes negatively impacted Delivery Revenue Margin by 230 bps in Q1 2024.
•Adjusted EBITDA of $528 million: Delivery Adjusted EBITDA increased 83% YoY, and Delivery Adjusted EBITDA margin was 3.0% of Gross Bookings, compared to 1.9% in Q1 2023 and 2.8% in Q4 2023. Delivery Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volumes and increased Advertising revenue.

Freight
•Revenue of $1.3 billion: Freight Revenue declined 8% YoY and was flat QoQ. The YoY decrease was driven by lower revenue per load as a result of the challenging freight market cycle.
•Adjusted EBITDA loss of $21 million: Freight Adjusted EBITDA increased $2 million YoY. Freight Adjusted EBITDA margin as a percentage of Gross Bookings remained flat YoY.
Corporate
•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $604 million, compared to $564 million in Q1 2023, and $625 million in Q4 2023. Corporate G&A and Platform R&D as a percentage of Gross Bookings decreased 20 bps YoY and 10 bps QoQ due to improved fixed cost leverage.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue equaled Non-GAAP cost of revenue and was $6.2 billion, representing 16.4% of Gross Bookings, compared to 16.7% and 16.1% in Q1 2023 and Q4 2023, respectively. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings decreased due to improved cost leverage with Gross Bookings growth outpacing cost of revenue growth.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the “Reconciliations of Non-GAAP Measures” section):
◦Operations and support: GAAP operations and support was $685 million. Non-GAAP operations and support was $616 million, representing 1.6% of Gross Bookings, compared to 1.9% and 1.7% in Q1 2023 and Q4 2023, respectively. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings decreased due to a decrease in driver background check costs.
◦Sales and marketing: GAAP sales and marketing was $917 million. Non-GAAP sales and marketing was $895 million, representing 2.4% of Gross Bookings, compared to 3.9% and 2.4% in Q1 2023 and Q4 2023, respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings decreased due to business model changes in some countries that classified certain sales and marketing costs as contra revenue. Additionally, Gross Bookings mix shifted towards Mobility, which carry lower associated sales and marketing costs.
◦Research and development: GAAP research and development was $790 million. Non-GAAP research and development was $488 million, representing 1.3% of Gross Bookings, compared to 1.5% and 1.3% in Q1 2023 and Q4 2023, respectively. On a YoY basis, non-GAAP research and development as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦General and administrative: GAAP general and administrative was $1.2 billion. Non-GAAP general and administrative was $582 million, representing 1.5% of Gross Bookings, compared to 1.6% and 1.5% in Q1 2023 and Q4 2023, respectively. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to a decrease in employee headcount costs.
Operating Highlights for the First Quarter 2024
Platform
•Monthly Active Platform Consumers (“MAPCs”) reached 149 million: MAPCs grew 15% YoY to 149 million, driven by continued improvement in consumer activity for both our Mobility and Delivery offerings.
•Trips of 2.6 billion: Trips on our platform grew 21% YoY, driven by both Mobility and Delivery growth. Monthly trips per MAPC grew 6% YoY to 5.8.
•Supporting earners: Drivers and couriers earned an aggregate $16.6 billion (including tips) during the quarter, with earnings up 22% YoY, or 24% on a constant currency basis.
•Membership: Returned to the Super Bowl stage for the fourth year to launch our latest campaign “Don’t forget to remember Uber Eats.” In addition, launched Game Day Deals for the second year, offering special savings for Uber One members during March Madness. Further, launched partnerships with brands including NOS in Portugal and Disney in the UK.
•Advertising: Expanded video Journey Ads to new markets including Australia, Brazil and Chile, with the ad format now available in 12 countries. In addition, expanded in-car tablets to more than 50 US cities including Austin, Denver, New York City suburbs, Salt Lake City and Seattle. Further, launched a custom creative hub for enterprise advertisers, allowing them to quickly launch ad campaigns with personalized creative.
•Autonomous updates: Building on the success of our autonomous mobility partnership, launched our autonomous delivery partnership in Phoenix with Waymo in April. In addition, expanded our partnership with Cartken and partnered with

Mitsubishi Electric to include deliveries via automated robots in Japan, the first international market to have autonomous delivery available on Uber Eats.
•Family profiles with teen accounts: Completed the rollout of teen accounts to all 50 US states and to more cities in Brazil. Family profiles with teen accounts are now available in over 250 cities. In addition, launched additional safety features; announced spending limits on teen accounts, which allow parents to set a monthly budget for their teen’s rides and meals within their own app; and enabled more ride types for teen trips.
•Annual Environmental, Social, and Governance Report: Published our annual Environmental, Social, and Governance Report in April, which highlights our perspectives on the ESG issues that matter most to the people who earn on, move on, or invest in our platform, as well as our approach to People and Culture and our broader diversity, equity, and inclusion initiatives.
Mobility
•Taxis: Brought the majority of Hong Kong taxi supply onto Uber by integrating HKTaxi onto the Uber app, and began scaling Los Angeles Yellow Cab trips. Launched Uber Taxi in several cities across markets including Colombia and Italy.
•Electric Vehicle (“EV”) updates: Expanded Comfort Electric to nearly 60 cities globally, with the latest launch in New York City. In addition, launched and expanded EV partnerships, including a multi-year strategic partnership with Revel to provide New York City drivers on Uber with exclusive charging discounts and access to up to 250 fast charging stations, and a new phase of our partnership with VEMO in Mexico.
•Emission Savings feature: In tandem with electrification product expansions to new markets, introduced the Emission Savings feature in the Uber app, allowing riders who take trips on Uber Green and Comfort Electric to track and learn more about their carbon emissions impact.
•Original equipment manufacturer (“OEM”) agreements: Began working with Tesla to help accelerate the transition to electric vehicles by sharing data that illustrate where drivers need charging infrastructure the most and offering incentives to US drivers on Uber for the purchase of certain Tesla vehicles. In addition, signed a Memorandum of Understanding (“MoU”) with Kia to work together on an electric purpose built vehicle (“PBV”) designed specifically for ridesharing drivers.
•Uber Car Seat: Launched Uber Car Seat, a product that eliminates the need for parents and caregivers to bring their own car seat, making travel simple and stress free, in partnership with premier car seat maker, Nuna. Uber Car Seat is now available in Los Angeles and New York City.
Delivery
•Grocery merchant selection: Expanded our grocery merchant selection in the US and Canada, as we launched grocers including Weis Markets, Fresh Thyme Market, Carlie C’s and Bashas’ as partners in the US; and Rabba Fine Foods in Canada.
•Grocery loyalty: Began enabling consumers to benefit from grocery loyalty programs while shopping on Uber Eats by offering in-app access to member prices and discounts at grocery merchants including Co-op in the UK and Dia in Spain. The Co-op launch marks a UK supermarket first for a food delivery app.
•Live Location Sharing: After successfully launching the feature on Uber rides, introduced the ability for consumers to share their live location with their courier, making the drop-off process faster and more seamless across nearly all markets globally.
•Uber Direct expansion: Added new Uber Direct partnerships including medication delivery for Healthera in the UK and four partner companies in Japan; and white-label delivery for electronics retailer MediaMarkt in Germany, retail solutions company Inovretail in Spain, and supermarket chain Co-op in the UK.
•Reusable packaging: Expanded our partnership with DeliverZero to the West Coast, inclusive of more than 130 restaurants with a current focus on the greater Los Angeles and San Francisco regions. The partnership increases access to sustainable packaging through DeliverZero’s network of returnable, reusable food containers.

Freight
•Powerloop expansion: Announced the national expansion of Powerloop, Uber Freight's drop-and-hook capacity solution, alongside new capabilities that further optimize freight networks including an expanded dedicated fleet offering, AI-powered bundling capabilities, and telematics-enhanced smart trailers, all aimed at providing greater value and flexibility to carriers and shippers alike.
•Ocean freight visibility solutions: Unveiled new Transportation Management System (“TMS”) features that provide accurate, real-time visibility for all shipments. These enhancements offer logistics teams comprehensive insights into 99% of ocean shipments, enabling proactive management of exceptions and potential disruptions for customers with global supply chains.
Webcast and conference call information
A live audio webcast of our first quarter ended March 31, 2024 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on May 8, 2024 at 5:00 AM (PT) / 8:00 AM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance and other matters, including SEC filings, investor events, press and earnings releases, on our investor relations website (https://investor.uber.com/), and our blogs (https://uber.com/blog) and Twitter accounts (@uber and @dkhos), as a means of disclosing material information and complying with our disclosure obligations under Regulation FD.
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 49 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers and the impact of the global economy, including rising inflation and interest rates. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our annual report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2023	As of March 31, 2024
Assets
Cash and cash equivalents	$4,680	$5,019
Short-term investments	727	744
Restricted cash and cash equivalents	805	808
Accounts receivable, net	3,404	3,708
Prepaid expenses and other current assets	1,681	1,795
Total current assets	11,297	12,074
Restricted cash and cash equivalents	1,519	2,157
Restricted investments	4,779	4,812
Investments	6,101	5,587
Equity method investments	353	354
Property and equipment, net	2,073	2,033
Operating lease right-of-use assets	1,241	1,216
Intangible assets, net	1,425	1,335
Goodwill	8,151	8,089
Other assets	1,760	1,942
Total assets	$38,699	$39,599
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$790	$833
Short-term insurance reserves	2,016	2,082
Operating lease liabilities, current	190	184
Accrued and other current liabilities	6,458	6,894
Total current liabilities	9,454	9,993
Long-term insurance reserves	4,722	5,346
Long-term debt, net of current portion	9,459	9,457
Operating lease liabilities, non-current	1,550	1,520
Other long-term liabilities	832	784
Total liabilities	26,017	27,100

Redeemable non-controlling interests	654	651
Equity
Common stock	—	—
Additional paid-in capital	42,264	42,743
Accumulated other comprehensive loss	(421)	(437)
Accumulated deficit	(30,594)	(31,248)
Total Uber Technologies, Inc. stockholders' equity	11,249	11,058
Non-redeemable non-controlling interests	779	790
Total equity	12,028	11,848
Total liabilities, redeemable non-controlling interests and equity	$38,699	$39,599

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2023	2024
Revenue	$8,823	$10,131
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	5,259	6,168
Operations and support	640	685
Sales and marketing	1,262	917
Research and development	775	790
General and administrative	942	1,209
Depreciation and amortization	207	190
Total costs and expenses	9,085	9,959
Income (loss) from operations	(262)	172
Interest expense	(168)	(124)
Other income (expense), net	292	(678)
Loss before income taxes and income (loss) from equity method investments	(138)	(630)
Provision for income taxes	55	29
Income (loss) from equity method investments	36	(4)
Net loss including non-controlling interests	(157)	(663)
Less: net loss attributable to non-controlling interests, net of tax	—	(9)
Net loss attributable to Uber Technologies, Inc.	$(157)	$(654)
Net loss per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$(0.08)	$(0.31)
Diluted	$(0.08)	$(0.32)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	2,009,557	2,078,467
Diluted	2,009,557	2,080,168

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2023	2024
Cash flows from operating activities
Net loss including non-controlling interests	$(157)	$(663)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	207	194
Bad debt expense	20	26
Stock-based compensation	470	484
Deferred income taxes	10	(16)
Loss (income) from equity method investments, net	(36)	4
Unrealized (gain) loss on debt and equity securities, net	(320)	721
Impairments of goodwill, long-lived assets and other assets	67	—
Unrealized foreign currency transactions	83	150
Other	4	(59)
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	168	(422)
Prepaid expenses and other assets	(119)	(322)
Operating lease right-of-use assets	52	46
Accounts payable	(7)	46
Accrued insurance reserves	350	693
Accrued expenses and other liabilities	(142)	590
Operating lease liabilities	(44)	(56)
Net cash provided by operating activities	606	1,416
Cash flows from investing activities
Purchases of property and equipment	(57)	(57)
Purchases of non-marketable equity securities	—	(174)
Purchases of marketable securities	(846)	(2,029)
Proceeds from maturities and sales of marketable securities	500	2,030
Proceeds from sale of equity method investment	—	9
Other investing activities	4	(21)
Net cash used in investing activities	(399)	(242)
Cash flows from financing activities
Issuance of term loans and notes, net of issuance costs	1,121	—
Principal repayment on term loan and notes	(1,137)	(6)
Principal payments on finance leases	(40)	(42)
Other financing activities	(51)	(52)
Net cash used in financing activities	(107)	(100)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	16	(94)
Net increase in cash and cash equivalents, and restricted cash and cash equivalents	116	980
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	6,677	7,004
End of period	$6,793	$7,984

Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended March 31,
	2023	2024

	(Unaudited)
Interest income	$87	$159
Foreign currency exchange losses, net	(94)	(164)
Unrealized gain (loss) on debt and equity securities, net (1)	320	(721)
Other, net	(21)	48
Other income (expense), net	$292	$(678)
(1) During the three months ended March 31, 2023, unrealized gain on debt and equity securities, net primarily represents changes in the fair value of our equity securities, primarily including: a $357 million unrealized gain on our Didi investment and a $54 million unrealized gain on our Aurora investment, partially offset by a $113 million unrealized loss on our Grab investment.
During the three months ended March 31, 2024, unrealized loss on debt and equity securities, net primarily represents changes in the fair value of our equity securities, primarily including: a $505 million unrealized loss on our Aurora investment, a $123 million unrealized loss on our Grab investment, and a $69 million unrealized loss on our Didi investment.

Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended March 31,
	2023	2024

	(Unaudited)
Operations and support	$38	$67
Sales and marketing	24	21
Research and development	290	299
General and administrative	118	97
Total	$470	$484
Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
Adjusted EBITDA margin. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Gross Bookings. We define incremental margin as the change in Adjusted EBITDA between periods divided by the change in Gross Bookings between periods.
Aggregate Driver and Courier Earnings. Aggregate Driver and Courier Earnings refers to fares (net of Uber service fee, taxes and tolls), tips, Driver incentives and Driver benefits.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively. These are generally included in aggregate Drivers and Couriers earnings.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue or cost of revenue, exclusive of depreciation and amortization. These incentives are generally included in aggregate Drivers and Couriers earnings.
Free cash flow. Free cash flow is a Non-GAAP measure. We define free cash flow as net cash flows from operating activities less capital expenditures.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides; Delivery orders (in each case without any adjustment for consumer discounts and refunds); Driver and Merchant earnings; Driver incentives and Freight Revenue. Gross Bookings do not include tips earned by Drivers. Gross Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Revenue Margin. We define Revenue Margin as revenue as a percentage of Gross Bookings.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Gross Bookings.
Trips. We define Trips as the number of completed consumer Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip. We believe that Trips are a useful metric to measure the scale and usage of our platform.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), income (loss) from operations, and other results under GAAP, we use: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges.
Legal, tax, and regulatory reserve changes and settlements
Legal, tax, and regulatory reserve changes and settlements are primarily related to certain significant legal proceedings or governmental investigations related to worker classification definitions, or tax agencies challenging our non-income tax positions. These matters have limited precedent, cover extended historical periods and are unpredictable in both magnitude and timing, therefore are distinct from normal, recurring legal, tax and regulatory matters and related expenses incurred in our ongoing operating performance.
Limitations of Non-GAAP Financial Measures and Adjusted EBITDA Reconciliation

Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; and unrealized gain (loss) on debt and equity securities, net; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Free Cash Flow
We define free cash flow as net cash flows from operating activities less capital expenditures.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance.

Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended March 31,
(In millions)	2023	2024
Adjusted EBITDA reconciliation:
Net loss attributable to Uber Technologies, Inc.	$(157)	$(654)
Add (deduct):
Net loss attributable to non-controlling interests, net of tax	—	(9)
Provision for income taxes	55	29
(Income) loss from equity method investments	(36)	4
Interest expense	168	124
Other (income) expense, net	(292)	678
Income (loss) from operations	(262)	172
Add (deduct):
Depreciation and amortization	207	190
Stock-based compensation expense	470	484
Legal, tax, and regulatory reserve changes and settlements	250	527
Goodwill and asset impairments/loss on sale of assets	67	(3)
Acquisition, financing and divestitures related expenses	8	5
Gain on lease arrangement, net	(1)	—
Restructuring and related charges, net	22	7
Adjusted EBITDA	$761	$1,382
Free Cash Flow
The following table presents reconciliations of free cash flow to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended March 31,
(In millions)	2023	2024
Free cash flow reconciliation:
Net cash provided by operating activities	$606	$1,416
Purchases of property and equipment	(57)	(57)
Free cash flow	$549	$1,359
Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended
(In millions)	March 31, 2023	December 31, 2023	March 31, 2024
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$5,259	$6,057	$6,168
Restructuring and related charges	—	(9)	—
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$5,259	$6,048	$6,168

	Three Months Ended
(In millions)	March 31, 2023	December 31, 2023	March 31, 2024
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$640	$702	$685
Restructuring and related charges	(8)	(3)	(2)
Acquisition, financing and divestitures related expenses	(3)	(1)	—
Stock-based compensation expense	(38)	(52)	(67)
Non-GAAP Operations and support	$591	$646	$616

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$1,262	$935	$917
Restructuring and related charges	(1)	(1)	(1)
Stock-based compensation expense	(24)	(22)	(21)
Non-GAAP Sales and marketing	$1,237	$912	$895

Non-GAAP Research and development reconciliation:
GAAP Research and development	$775	$784	$790
Restructuring and related charges	(11)	(3)	(3)
Stock-based compensation expense	(290)	(298)	(299)
Non-GAAP Research and development	$474	$483	$488

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$942	$603	$1,209
Legal, tax, and regulatory reserve changes and settlements	(250)	73	(527)
Goodwill and asset impairments/loss on sale of assets	(67)	1	3
Restructuring and related charges	(2)	—	(1)
Acquisition, financing and divestitures related expenses	(5)	(8)	(5)
Gain (loss) on lease arrangements, net	1	(8)	—
Stock-based compensation expense	(118)	(97)	(97)
Non-GAAP General and administrative	$501	$564	$582